Exhibit 5.1

McGuireWoods LLP
1345 Avenue of the Americas
New York, NY 10105-0106

April 24, 2007

Board of Directors
On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 being filed by On2 Technologies, Inc. (the “Company”) with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of up to $60,000,000 aggregate offering price of certain Common Stock, Preferred Stock and Warrants (collectively, the “Securities”).

In reaching the opinions stated in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Incorporation, the Bylaws of the Company, resolutions adopted or to be adopted by the Board of Directors and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that:

1.
when the Board of Directors of the Company or a committee designated thereby, or the authorized officers of the Company acting pursuant to a delegation of authority to them by such Board or committee, has determined the terms and conditions relating to the issue and sale of the Securities, the Securities will have been duly authorized by the Company;

2.
upon issuance, delivery and payment therefore in the manner contemplated in the Registration Statement, the Securities of which the Company is the issuer will be (a) in the case of the Common Stock and Preferred Stock, legally issued, fully paid and non-assessable, and (b) in the case of Warrants, valid and binding obligations of the Company.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Validity of Securities” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed above is limited to the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP